Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Mar-04	Feb-04	Jan-04
Yield	15.58%	16.19%	13.80%
Less: Coupon	1.91%	1.92%	1.96%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.70%	5.75%	5.66%
Excess Spread	6.47%	7.02%	4.68%

Three Month Average Excess Spread	6.06%	5.61%	4.91%

Delinquency:
30 to 59 days	1.20%	1.22%	1.27%
60 to 89 days	0.83%	0.89%	0.89%
90 + days	1.89%	1.97%	1.95%
Total	3.92%	4.08%	4.11%

Payment Rate	18.65%	17.98%	18.23%